UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

  Robertson                            C.               David
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   (Last)                           (First)             (Middle)

 206 Georgetown Place
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                                    (Street)

  Charleston                          WV                  25314
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Summit Financial Group, Inc.
   SMMF
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

   ###-##-####
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4. Statement for Month/Day/Year

    December 6, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

            President, Subsidiary Bank
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                  |            |            |                                |                |6.       |          |
                                  |            |            | 4.                             |5.              |Owner-   |          |
                                  |            |            | Securities Acquired (A) or     |Amount of       |ship     |          |
                                  |            | 3.         | Disposed of (D)                |Securities      |Form:    |7.        |
                                  |            | Transaction| (Instr. 3, 4 and 5)            |Beneficially    |Direct   |Nature of |
                                  |2.          | Code       | ------------------------------ |Owned at End    |(D) or   |Indirect  |
1.                                |Transaction | (Instr. 8) |                | (A) |         |of Month        |Indirect |Beneficial|
Title of Security                 |Date        | -----------|     Amount     | or  |  Price  |(Instr. 3       |(I)      |Ownership |
(Instr. 3)                        |(mm/dd/yy)  |  Code  | V |                | (D) |         |and 4)          |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                  |            |        |   |                |     |         |                |         |    By    |
                                  |            |        |   |                |     |         |                |         |Hilliard  |
                                  |            |        |   |                |     |         |                |         |Lyons IRA |
Common Stock                      |    --      |        |   |      --        |     |  --     |        3,500   |    I    |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                  |            |        |   |                |     |         |                |         |    By    |
Common Stock                      |    --      |        |   |      --        |     |         |          512   |    I    |   ESOP   |
====================================================================================================================================



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
            |       |        |       |               |                 |                        |        |9.        |10.    |      |
            |       |        |       |               |                 |                        |        |Number    |Owner- |      |
            |       |        |       |               |                 |                        |        |of        |ship   |      |
            |2.     |        |       |               |                 |                        |        |Deriv-    |of     |      |
            |Conver-|        |       | 5.            |                 |7.                      |        |ative     |Deriv- |11.   |
            |sion   |        |       | Number of     |                 |Title and Amount        |        |Secur-    |ative  |Nature|
            |or     |        |       | Derivative    |6.               |of Underlying           |8.      |ities     |Secur- |of    |
            |Exer-  |        |4.     | Securities    |Date             |Securities              |Price   |Bene-     |ity:   |In-   |
            |cise   |3.      |Trans- | Acquired (A)  |Exercisable and  |(Instr. 3 and 4)        |of      |ficially  |Direct |direct|
            |Price  |Trans-  |action | or Disposed   |Expiration Date  |----------------------- |Deriv-  |Owned     |(D) or |Bene- |
1.          |of     |action  |Code   | of(D)         |(Month/Day/Year) |             |Amount    |ative   |at End    |In-    |ficial|
Title of    |Deriv- |Date    |(Instr | (Instr. 3,    |---------------- |             |or        |Secur-  |of        |direct |Owner-|
Derivative  |ative  |(Month/ |8)     | 4 and 5)      |Date    |Expira- |             |Number    |ity     |Month     |(I)    |ship  |
Security    |Secur- |Day/    |------ | ------------  |Exer-   |tion    |             |of        |(Instr. |(Instr.   |(Instr |(Instr|
(Instr. 3)  |ity    |Year)   |Code |V|  (A)  | (D)   |cisable |Date    |Title        |Shares    |5)      |4)        |4)     |4)    |
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
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|Employee   |       |        |     | |       |       |        |        |             |          |        |          |       |
|Stock      |       |        |     | |       |       |        |        |             |          |        |          |       |
|Option     |       |        |     | |       |       |        |        | Common      |          |        |          |       |
|(Right to  | 37.95 | 12/6/02|  A  | | 1,100 |       |  (1)   |  (2)   | Stock       | 1,100    |        |  4,100   |  D    |
| buy)      |       |        |     | |       |       |        |        |             |          |        |          |       |
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|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
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|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
|           |       |        |     | |       |       |        |        |             |          |        |          |       |
====================================================================================================================================

(1) Option vests in 5 equal annual installments beginning 12/6/03.
(2) Option expires in 5 equal annual installments beginning 12/6/13.

By: s/ Teresa D. Sherman                                   December 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.